UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2015

(Date of earliest event reported)

ABIOMED, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-2743260
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-09585

(Commission File Number)

22 Cherry Hill Drive

Danvers, MA 01923

(Address of Principal Executive Offices, including Zip Code)

(978) 646-1400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2015, ABIOMED, Inc. (“Abiomed” or the “Company”) appointed Michael Tomsicek as its Vice President and Chief Financial Officer, effective July 15, 2015. Mr. Tomsicek, age 49, served as Senior Vice President and Chief Financial Officer of Cubist Pharmaceuticals, Inc. (“Cubist”) from March 2013 until January 2015. From July 2012 until March 2013, Mr. Tomsicek served as Cubist’s Senior Vice President and Deputy Financial Officer and from August 2010 to July 2012, he was Cubist’s Vice President of Corporate Finance and Treasurer. Before joining Cubist, Mr. Tomsicek served for eight years holding roles with increasing influence within the Healthcare unit of General Electric (“GE”). His service at GE culminated in his role first as Chief Financial Officer of the Diagnostic Ultrasound business and finally Chief Financial Officer of the Global Ultrasound product group. Prior to that, Mr. Tomsicek was Manufacturing Finance Manager for the GE Healthcare Monitoring Systems business and was selected to and completed the GE Experienced Financial Leadership Program. Mr. Tomsicek also held various advancing roles in financial planning and channel management over seven years in the automotive division of Motorola, then a public global telecommunications company. Following graduation from the University of Wisconsin with a BS in Industrial Engineering, Mr. Tomsicek began his career in manufacturing consulting for a Boston area start up after which he received his M.B.A., also from the University of Wisconsin.

There are no arrangements or understandings between Mr. Tomsicek and any other persons pursuant to which he was appointed as the Company’s Vice President and Chief Financial Officer. There is no family relationship between Mr. Tomsicek and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Tomsicek that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Pursuant to the terms of an employment offer letter, dated May 26, 2015, by and between Abiomed and Mr. Tomsicek, for his service as the Company’s Vice President and Chief Financial Officer, Mr. Tomsicek will receive an initial annual base salary of $350,000 and will be eligible for an annual bonus with an annual target pay-out of $210,000, subject to achievement of individual and corporate objectives, and prorated for his first year of employment based on his start date with the Company. On his employment start date, Mr. Tomsicek will also receive an initial grant of stock options to purchase 25,000 shares of Abiomed common stock. Subject to Mr. Tomsicek’s continued employment with the Company, such stock options will vest in annual 25% increments over four years, beginning on the first anniversary of the grant date. Mr. Tomsicek will also receive 25,000 restricted stock units on his employment start date, which will vest in equal annual installments over three years beginning on the first anniversary of the grant date. Mr. Tomsicek will also be eligible to receive benefits in accordance with the Company’s benefit plans, subject to the terms and conditions of such plans. The foregoing description of the offer letter with Mr. Tomsicek is only a summary and is qualified in its entirety by reference to the full text of the letter, a copy of which will be filed as an exhibit to Abiomed’s next quarterly report on Form 10-Q.

Mr. Tomsicek succeeds Robert Bowen, who had served as the Company’s Vice President and Chief Financial Officer since December 2008. Mr. Bowen will step down as the Company’s Chief Financial Officer effective July 15, 2015 and retire from Abiomed effective July 31, 2015 (the “Separation Date”). In connection with Mr. Bowen’s retirement, the Company and Mr. Bowen entered into a transition agreement under which Mr. Bowen will continue to serve Abiomed in a consulting role. The transition agreement also provides that Mr. Bowen’s unvested options and restricted stock units will continue to vest for an additional 24 months after the Separation Date and for an extension of 24 months on the expiration on Mr. Bowen’s ability to exercise any vested but unexercised options, including any options that vest after the Separation Date, other than such options that will expire on the tenth anniversary of the grant date. The Company will also pay the standard employer portion of Mr. Bowen’s medical and dental insurance premiums under COBRA for a period of 18 months following the Separation Date or until he obtains alternative coverage, whichever is earlier. The foregoing description of the transition agreement with Mr. Bowen is only a summary and is qualified in its entirety by reference to full text of the agreement, a copy of which will be filed as an exhibit to Abiomed’s next quarterly report on Form 10-Q.

Item 8.01 Other Events

On June 1, 2015, the Company issued a press release issued announcing the retirement of Mr. Bowen as the Company’s Vice Present and Chief Financial Officer and the appointment of Mr. Tomsicek as the Company’s Vice President and Chief Financial Officer. The press release relating to the matters described in this Item 8.01 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

99.1	Press Release dated June 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABIOMED, Inc.

By:	/s/ Stephen C. McEvoy
Stephen C. McEvoy
Vice President and General Counsel

Date: June 1, 2015